Exhibit 23.02



         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in this registration statement of eRoomSystem Technologies, Inc. on Form S-3 of our report, dated March 2, 2005, on our audits of the consolidated financial statements of eRoomSystem Technologies, Inc. and subsidiaries as of December 31, 2004 and 2003 and for the years ended December 31, 2004 and 2003, which report is included in the Annual Report on Form 10-KSB for the year ended December 31, 2004 previously filed by eRoomSystem Technologies, Inc. and contains an explanatory paragraph related to the ability of eRoomSystem Technologies, Inc. and subsidiaries to continue as a going concern. We also consent to the related reference to our firm under the caption "Experts" in the prospectus of this registration statement.



                                                   /s/ Hansen, Barnett & Maxwell


Salt Lake City, Utah
September 16, 2005